Exhibit 21.1

List of Subsidiaries of Speed Commerce, Inc. (41-1704319)

Encore Software, Inc.	Minnesota corporation (52-2366671)
Fifth Gear Acquisitions, Inc.	Minnesota corporation (47-2085042)
Navarre Distribution Services, Inc.	Minnesota corporation (20-5927807)
Navarre Logistical Services, Inc.	Minnesota corporation (20-5928030)
Navarre Distribution Services ULC	British Columbia unlimited liability company (98-0680757)
Navarre Distribution Services PTE. LTD	Republic of Singapore (201226109W)
Speed Commerce Corp.	Minnesota corporation (46-1062653)
SpeedFC Mexican HoldCo, Inc.	Delaware corporation (80-0867638)
SpeedFC FC S DE R.L.DE C.V	Laws of Mexico (SPE090327152)